UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2017 (February 23, 2017)

SCI Engineered Materials, Inc.

(Exact Name of Registrant as specified in its charter)

Ohio	0-31641	31-1210318
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of		Identification
incorporation or		Number)
organization)

2839 Charter Street

Columbus, Ohio 43228

(614) 486-0261

(Address, including zip code, and telephone number

including area code of Registrant's

principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2017 the Board of Directors (the “Board”) of SCI Engineered Materials, Inc. (the “Company”) elected John P. Gilliam to the Board.

The Board increased its size from five to six members and elected Mr. Gilliam to fill the vacancy.

Mr. Gilliam is currently the CFO and Managing Director of Bluff Point Associates, a private equity firm based in Westport, Connecticut that invests in growth companies in the financial services and healthcare industries. Mr. Gilliam received a B.B.A. degree in accounting from Ohio University and obtained his CPA license in 1978. He joined the national accounting firm of Coopers and Lybrand L.L.P. and became a business assurance partner with the firm in 1988 serving clients primarily in the banking, insurance and investment sectors. Prior to joining Bluff Point in 2009, he served as Senior Vice President of Finance at The BISYS Group, Inc., a diversified publicly-traded financial services company. His responsibilities included controllership, mergers and acquisitions, SEC and management reporting, tax, treasury, and financial systems. Mr. Gilliam’s experience as a senior financial executive has provided him with a substantial background in strategic business planning, organizational restructurings, and financial statement analysis. The various financial experience of Mr. Gilliam is experience that the Board considers valuable.

Mr. Gilliam will serve as a director and stand for re-election at the 2017 annual meeting of shareholders. Mr. Gilliam was also appointed to the Board's Audit Committee. The Board has determined that Mr. Gilliam satisfies the definition of “independent director” and the requirements for service on the Board's Audit Committee under the NASDAQ listing standards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCI ENGINEERED MATERIALS, INC.

Date: February 24, 2017	By:	/s/ Daniel Rooney
Daniel Rooney
Chairman of the Board, President and Chief Executive Officer